Exhibit 10.48

           THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

     This Agreement, made and entered into on this 7th day of February, 2000, and made effective as of February 7, 2000, by and between Enron Corp., (Employer") and Jeffrey K. Skilling ("Employee"), is an amendment to that certain Employment Agreement between the parties entered into and made effective on January 1, 1996 (the "Employment Agreement").

     WHEREAS, the parties desire to amend the Employment
Agreement as provided herein;

     NOW, THEREFORE, for and in consideration of the covenants contained herein, and for other good and valuable considerations, the parties agree as follows:

     1.  Effective December 31, 1996, the Employment
Agreement was assigned by Enron North America Corp. f/k/a
Enron Capital & Trade Resources Corp. to Enron Corp.
Effective December 31, 1996, Enron Corp. assumed the
Employment Agreement. Any reference to Employer in the Employment Agreement shall mean Enron Corp. Employee consents to such assignment and assumption, and releases
Enron North America Corp. f/k/a Enron Capital & Trade
Resources Corp. from every obligation under the Employment
Agreement.  Enron Corp. assumes every obligation of Enron
North America Corp. f/k/a Enron Capital & Trade Resources
Corp. under the Employment Agreement

     2. Article 1: Employment and Duties: Section 1.1 shall be deleted in its entirety and the following inserted in its place:

          "1.1 The term of employment under this Agreement shall be for eight years, from January 1, 1996 to December 31, 2003 (the "Term"). Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of January 1, 1996, and continuing through December 31, 2003, subject to the terms and conditions of this Agreement."

     3. Article 2, Section 2.3 (d) shall be deleted and the following Section 2.3 (d) shall be inserted in its place:


          "(d) Employer shall loan to Employee the sum of 4 Million Dollars ($4,000,000.00) which shall accrue interest at the October 1997 mid-term Applicable Federal Rate (AFR) of 6.24%, compounded semi-annually until maturity date of December 31, 2001. To date, Employee has repaid 2 Million Dollars. The outstanding amount of 2 Million Dollars shall be forgiven by Employer if Employee fully performs all duties and responsibilities expected of him in his position and under this Agreement through December 31, 2001. Employee shall be responsible for 100% of the loan interest. In the event Employee voluntarily terminates his employment or is terminated for cause prior to December 31, 2001, the entire loan and interest shall be due and payable."

     4. Article 3, Section 3.2 is hereby deleted and the following inserted in its place:

  "Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment for any of the following reasons:

          (i)  Employee is required by Employer to be
          permanently relocated to a city more than 50 miles from the Houston area or Employee is transferred or assigned from Employee's present position to a position which involves an overall substantial and material reduction in the nature or scope of Employee's duties and responsibilities as President and Chief Operating Officer of Employer and within sixty days after such relocation or transfer or assignment Employee provides Employer with a written notice that such relocation or transfer or assignment has occurred and that Employee intends to terminate the employment relationship under this provision, and thereafter such relocation or transfer or assignment is not corrected by Employer within thirty days;

          (ii) by December 31, 2000, the members of the Board of Directors of Employer and Employee have not mutually agreed upon an acceptable employment position and terms for Employee for the remaining portion of the Term of this Agreement;

          (iii)     a Change of Control (as such term is
          defined in Section 3.5 hereof);

          (iv) any other material breach by Employer of any material provision of this Agreement which remains uncorrected for 30 days following written notice of such breach by Employee to Employer; or

          (v) for any other reason whatsoever, in the sole discretion of Employee.

          The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Section 3.2(i), 3.2 (ii), Section 3.2
          (iii), or 3.2(iv); the effect of such termination is specified in Section 3.5. The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute a "Volun tary Termination" if made pursuant to Section 3.2(v); the effect of such termination is specified in Section 3.3."

     5. Article 3, Section 3.5 is hereby deleted in its entirety and the following inserted in its place:

  "Upon an Involuntary Termination of the employment relationship by either Employer or Employee prior to the expiration of the Term, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive the following:

               a.all outstanding awards under the Enron Corp. stock
                 plans (with the exception of the stock option grant of November 16, 1999, Grant No. 122028) will vest;

               b.Employee will have the lesser of three (3)
                 years or the term of the option to
                 exercise vested options;

               c.Employer shall pay the remainder of
                 premiums related to the $8 million Split
                 Dollar Policy No. 11 502 764 issued May
                 27, 1997 under the Split Dollar Agreement between Enron Corp., Jeffrey K. Skilling, and Mark David Skilling, Trustee of the
                 Jeffrey Keith Skilling Family 1996 Trust entered into and effective May 23, 1997;

               d. Employee shall receive a lump sum payment for each full calendar year of the remaining Term of this Agreement equal to the total of Employee's 2000 annual base salary of $850,000.00, Employee's 1999 bonus payable in 2000 of $3,000,000.00 and the 2000 long-term grant value of $7,000,000.00; and

               e. If an Involuntary Termination of Employee occurs prior
                  to December 31, 2001, said 2 million dollar loan described at Section 2.3 (d) will be forgiven upon such termination.

         Employee shall not be under any duty or obligation to seek or accept other employment following
         Involuntary Termination and the amounts due
         Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. Employee's rights under this Section
         3.5 are Employee's sole and exclusive rights against Employer, Enron, or their affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer for any sums for Involun tary Termination other than those sums specified in this Section 3.5. If Employee breaches this covenant, Employer shall be entitled to recover from Employee all sums expended by Employer
         (including costs and attorneys fees) in connection with such suit, claim, demand or cause of action."

     4. Article 3, Sections 3.6 is hereby deleted in its entirety and the following is inserted in its place:

               "3.6.     Upon the termination of the
               employment relationship as a result of
               Employee's death, Employee's heirs,
               administrators, or legatees shall be entitled to the compensation and benefits described at
               Section 3.5."

     5. Article 3, Section 3.7 is hereby deleted in its entirety and the following is inserted in its place:

               "3.7.     Upon termination of the employment
               relationship as a result of Employee becoming disabled, Employee shall be entitled to the compensation and benefits described at
               Section 3.5."

     6. Article 6, Section 6.2 is hereby deleted in its entirety and the following inserted in its place:

               "6.2 As part of the consideration for the compensation and benefits to be paid to Employee hereunder, in keeping with Employee's duties as a fiduciary and in order to protect Employer's interests in the confidential information of Employer and the business relationships developed by Employee with the clients and potential clients of Employer, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Article 6. Employee agrees that during the period of Employee's non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Employer or any of its affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

               (i)  engage in any business competitive with
               the business conducted by Employer;

               (ii) render advice or services to, or
               otherwise assist, any other person,
               association, or entity who is engaged,
               directly or indirectly, in any business
               competitive with the business conducted by Employer; or

               (iii) induce any employee of Employer or any of its affiliates to terminate his or her employment with Employer or its affiliates, or hire or assist in the hiring of any such employee by person, association, or entity not affiliated with Enron.

These non-competition obligations shall extend until the latter of (a) expiration of the Term or (b) one year after termination of the employment relationship."

     7. Article 7, Section 7.6 is hereby deleted in its entirety and the following shall be inserted in its place:

               "7.6 If a dispute arises out of or related to this Agreement and the dispute cannot be settled through direct discussions, Employer and Employee agree that, except for disputes arising out of a breach or alleged breach of Articles 5 and 6, they shall first endeavor to settle the dispute in an amicable fashion, including the use of a mediator. If such efforts fail to resolve the dispute, the dispute, and any dispute arising under Articles 5 and 6, shall be resolved as follows:

               (c) Except as provided in Subsection (b), any and all claims, demands, cause of action, disputes, controversies, and other matters in questions arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement, involving Employer, Enron, Employee, and/or their respective representatives, even through some or all of such claims allegedly are extra-contractual in nature, whether such claims sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, including all aspects of any disputes arising out of Articles 5 or 6 [excepting only temporary or preliminary injunctive relief as specified in subsection (b) hereof] shall be resolved by binding arbitration pursuant to the Federal Arbitration Act in accordance with the Commercial Arbitration Rules then in effect with the American Arbitration Association. The arbitration proceeding shall be conducted in Houston, Texas. The arbitration may be initiated by either party by the providing to the other a written notice of arbitration specifying the claims. Within thirty (30) days of the notice of initiation of the arbitration procedure, each party shall denominate one arbitrator. The two arbitrators shall select a third arbitrator failing agreement on which within thirty (30) days of the original notice, the parties (or either of them) shall apply to the Senior Active United States District Judge for the Southern District of Texas, who shall appoint a third arbitrator. The three arbitrators, utilizing the Commercial Arbitration Rules of the American Arbitration Association, shall by majority vote within 120 days of the selection of the third arbitrator, resolve all disputes between the parties. There shall be no transcript of the hearing before the arbitrators. The arbitrators' decision shall be in writing, but shall be as brief as possible. The arbitrators shall not assign the reasons for their decision. The arbitrators' decision shall be final and non-appealable to the maximum extent permitted by law. Judgment upon any award rendered in any such arbitration proceeding may be entered by any federal or state court having jurisdiction. This agreement to arbitrate shall be enforceable in either federal or state court. The enforcement of this agreement to arbitrate and all procedural aspects of this agreement to arbitrate, including but not limited to, the construction and interpretation of this agreement to arbitrate, the issues subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act and shall be decided by the arbitrators. In deciding the substance of any such claims, the arbitrators shall apply the substantive laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other State's law); provided, however, it is expressly agreed that the arbitrators shall have no authority to award treble, exemplary, or punitive damages under any circumstances regardless of whether such damages may be available under Texas law, the parties hereby waiving their right, if any, to recover treble, exemplary, or punitive damages in connection with any such claims. Even though cessation of employment under this Agreement may affect Employee's rights under the Stock Option Grant Agreements in Sections 2.3 and
               2.4 or the Split Dollar Agreement and/or the Enron Corp. 1991 Stock Plan ("Plan"), this agreement to arbitrate is not applicable to disputes between or among Employer and Employee based upon or arising out of the Stock Option Grant Agreements referenced in Sections 2.3 and 2.4, the Split Dollar Agreement, the Plan, or any other agreement, benefit plan, or program heretofore or hereafter entered into between Employee and Employer, or its affiliates.

               (d) Notwithstanding the agreement to arbitrate contained in Subsection 7.6(a), in the event that either party wishes to seek a temporary restraining order or a preliminary or temporary injunction to maintain the status quo pending the Arbitrator's award, each party shall have the right to pursue such temporary injunctive relief in court. The parties agree that such action for a temporary restraining order or a preliminary or temporary injunction may be brought in the State or federal courts residing in Houston, Harris County, Texas, or in any other forum in which jurisdiction is appropriate, and each of Employer and Employee hereby irrevocably appoints the Secretary of State for the State of Texas as an agent for receipt of service of process in connection with such litigation."

     8. Article 7 is hereby amended and the following inserted as Section 7.10:

               "7.10     For purposes of this Agreement, the
               following terms shall have the meanings
               ascribed to them below:

          (i) "Beneficial Owner" shall be defined by reference to Rule 13(d)-3 under the Securities Exchange Act of 1934, as then in effect; provided, however, and without limitation, any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any Voting Stock at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be the Beneficial Owner of such Voting Stock.

          (ii) "Change of Control" shall mean (A) Employer merges or consolidates with any other corporation (other than one of Employer's wholly owned subsidiaries) and is not the surviving corporation (or survives only as the subsidiary of another corporation), (B) Employer sells all or substantially all of its assets to any other person or entity, (C) Employer is dissolved, (D) any third person or entity (other than the trustee or committee of any qualified employee benefit plan of Employer) together with its affiliates and associates shall become, directly or indirectly, the Beneficial Owner of at least 30% of the Voting Stock of Employer, or (E) the individuals who constitute the members of the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director whose election or nomination for election by Employer's stockholders was approved by a vote of at least 80% of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Employer in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (E), considered as though such person were a member of the Incumbent Board.

          (iii) "Involuntarily Terminated" shall mean termination of Employee's employment with Employer (A) by Employer for any reason whatsoever except for Cause or (B) by Employee as described at Section 3.2 (i), Section 3.2 (ii), Section 3.2
               (iii), or Section 3.2 (iv); the effect of such termination is specified in Section 3.5.

          (iv) "Voting Stock" shall mean all outstanding shares of capital stock of Employer entitled to vote generally in elections for directors, considered as one class; provided, however, that if Employer has shares of Voting Stock entitled to more or less than one vote for any such share, such reference to a proportion of shares of Voting Stock shall be deemed to refer to such proportion of the votes entitled to be cast by such shares."

     9. Article 7 is hereby amended and the following is inserted as Section 7.11:

               "7.11     Notwithstanding anything to the
               contrary in this Agreement, in the event that any payment, distribution, or other benefit provided by Employer to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), Employer shall pay to Employee an additional payment (a "Gross-up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Employee retains an amount of the Gross- up Payment equal to the Excise Tax imposed upon the Payments. Employer and Employee shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Employee shall notify Employer immediately in writing of any claim by the Internal Revenue Service which, if successful, would require Employer to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Employer and Employee) within five days of the receipt of such claim. Employer shall notify Employee in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Employer decides to contest such claim, Employee shall cooperate fully with Employer in such action; provided, however, Employer shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Employer's action. If, as a result of Employer's action with respect to a claim, Employee receives a refund of any amount paid by Employer with respect to such claim, Employee shall promptly pay such refund to Employer. If Employer fails to timely notify Employee whether it will contest such claim or Employer determines not to contest such claim, then Employer shall immediately pay to Employee the portion of such claim, if any, which it has not previously paid to Employee."


     This Agreement is the Third Amendment to the Employment Agreement, and the parties agree that all other terms, conditions and stipulations contained in the Employment Agreement shall remain in full force and effect and without any change or modification, except as provided herein.



     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


JEFFREY K. SKILLING                ENRON CORP.


/s/ JEFFREY K. SKILLING            /s/ CHARLES A. LeMAISTRE
Date:                              Name:  Charles A. LeMaistre
                                   Title: Chair, Compensation &
                                   Management Development Committee
                                   Date: February 7, 2000